Exhibit 99.1

                              PRESS RELEASE OF REGISTRANT DATED FEBRUARY 8, 2001
================================================================================
                        LIGHTPATH TECHNOLOGIES ANNOUNCES
                 SECOND QUARTER OF FISCAL 2001 FINANCIAL RESULTS
================================================================================

                  SUBSTANTIAL TELECOM REVENUE GROWTH CONTINUES

                              FOR IMMEDIATE RELEASE

(FEBRUARY 8, 2001) Albuquerque, NM. LightPath Technologies, Inc. (Nasdaq: LPTH), manufacturer of families of high performance fiber-optic collimator, isolator, mechanical switch products and precision molded aspherical optics, today announced financial results for the second quarter and the first six months of the fiscal year ended June 30, 2001. Results for the six month reporting period ended December 31, 2000 include the operating results of Geltech, Inc. (Geltech) since September 20, 2000, the date the Company acquired Geltech.

For the quarter ended December 31, 2000, the Company reported total revenues of $7.8 million compared to total revenues of $277,795 for the second quarter of the previous fiscal year, an increase of approximately 2700%. Sales from acquisitions accounted for $6.2 million or 83% of the increase in total revenue while $1.3 million or 17% was from existing telecom product sales. Net loss for the quarter was $8.8 million, which includes approximately $6.5 million in non-cash charges for the amortization of acquisition intangible assets and goodwill and stock-based compensation expense. Net loss applicable to common shareholders for the second quarter of fiscal 2001 was $8.9 million or $(0.46) per applicable common share, compared to a net loss of $1 million and net loss applicable to common shareholders of $2.1 million or $(0.32) per applicable common share for the second quarter of fiscal 2000.

For the six-month period ended December 31, 2000, the Company reported an increase of approximately 1900% in total revenues to $10.8 million compared with $546,900 for the comparable period in the previous year. Sales from acquisitions accounted for $8.25 million or 80% of the increase in total revenue while $2 million or 20% was due to sales of existing telecom products. Net loss for the six-month period was $25.8 million, which includes approximately $20.8 million in non-cash charges for the write off of the acquired in-process research and development of Geltech, amortization of acquisition intangible assets and goodwill and stock-based compensation expense. Net loss applicable to common shareholders in the first six months of fiscal 2001 was $25.8 million or $(1.38) per applicable common share, compared to a net loss of $2 million and a net loss applicable to common shareholders of $3.2 million or $(0.53) per applicable common share, for the first six month period of the previous year. Excluding the non-cash charges, which attributed $(1.11) to the net loss per share, the net loss per applicable common share would have been $(0.27) in the six-month period of fiscal 2001. The number of shares outstanding used in the per-share calculations for the first six month period of fiscal 2001 increased by 213% from the previous year's comparable period due to the conversions of the convertible debentures and preferred stock issued in private placements, the exercise of Class A and Class B warrants and other outstanding warrants and options and the issuance of shares in connection with the acquisitions of Horizon Photonics and Geltech. For the period ended December 31, 2000, the Company had increased its investment in LightChip by $7.2 million to $8.2 million, reduced acquired Geltech debt to $0.9 million and reported approximately $38 million in cash at the end of the period.

The Company also announced that it had posted record product sales bookings for the sixth consecutive quarter. Consolidated sales bookings increased to $23 million at December 31, 2000 compared to $10.2 million at September 30, 2000 and $4 million at June 30, 2000. This increase was primarily attributable to telecom product orders taken from the Company's largest customers, Lucent Technologies, Inc., Corning Inc., SDL, Inc. and New Focus. The Company expects significant growth to continue in its telecom product areas over the next twelve months.

Don Lawson, President and CEO, commented, "I am very pleased with our results for the quarter as our announced revenue growth reflects acceptance of our families of passive optical devices in many areas of the optical networking industry. We received follow-on volume orders for previously qualified isolator, collimator and aspherical lens customers at record levels. Additionally, we released new products in the form of a low cost isolator for high volume metro applications with roll-out production orders. We continue on track to meet our financial model for the fiscal year 2001."

LightPath manufactures proprietary collimator assemblies, GRADIUM(R) glass products and other optical telecommunications products at its headquarters in Albuquerque. The Company's subsidiaries, Horizon Photonics and Geltech, manufacture isolator products utilizing proprietary automation technology in Walnut, California, and precision molded aspherical optics used in the active telecom components market in Orlando, Florida and Auburn, California. Additionally, Geltech has a unique and proprietary line of all-glass diffraction gratings (StableSil(R)) for telecom applications as well as a product family of Sol-Gel based waveguides. The Company also has an office in Warren, New Jersey for the purpose of developing various optical switch products. The Company has 46 U.S. patents, plus 8 more pending, associated with its optical technologies. In addition, various foreign countries have issued a total of 18 patents with 28 patents pending. LightPath common stock trades on the Nasdaq National Market under the stock symbol LPTH.

Contacts:          Donald E. Lawson, President & CEO of LightPath
                   Donna Bogue, CFO of LightPath
                   LightPath Technologies, Inc. (505) 342-1100
                   Internet:  www.light.net

This news release includes statements that may constitute forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. This information may involve risks and uncertainties that could cause actual results to differ materially from such forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, factors detailed by LightPath Technologies, Inc. in its public filings with the Securities and Exchange Commission.

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
                          LIGHTPATH TECHNOLOGIES, INC.
                    CONDENSED CONSOLIDATED INCOME STATEMENTS
                                   (UNAUDITED)

                                                       THREE MONTHS ENDED               SIX MONTHS ENDED
                                                           DECEMBER 31,                    DECEMBER 31,
                                                  ----------------------------     ----------------------------
                                                      2000            1999             2000            1999
                                                  ------------     -----------     ------------     -----------
Revenues                                          $  7,760,606     $   277,795     $ 10,825,545     $   546,900
Cost of sales                                        4,711,487         105,009        6,436,261         189,830
Selling, general and administrative                  4,275,338         979,716        7,683,828       1,647,065
Research and development                             1,768,900         189,169        3,131,243         290,265
Stock-based compensation                             2,782,773              --        5,482,773              --
Acquired in process research and development                --              --        9,100,000              --
Amortization of goodwill and intangibles             3,676,212           5,531        6,214,342          10,781
                                                  ------------     -----------     ------------     -----------
Operating loss                                      (9,454,104)     (1,001,630)     (27,222,902)     (1,591,041)

Other income(expense)                                  609,143          45,051        1,439,208        (381,916)
                                                  ------------     -----------     ------------     -----------
Net loss                                          $ (8,844,961)    $  (956,579)    $(25,783,694)    $(1,972,957)

Net loss applicable to common shareholders        $ (8,863,512)    $(2,139,621)    $(25,829,158)    $(3,164,157)
                                                  ============     ===========     ============     ===========
Basic and diluted net loss per share              $       (.46)    $      (.32)    $      (1.38)    $      (.53)
                                                  ============     ===========     ============     ===========

Number of shares used in per share calculation      19,242,857       6,786,966       18,785,241       6,004,947

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
                          LIGHTPATH TECHNOLOGIES, INC.
                      CONDENSED CONSOLIDATED BALANCE SHEETS
                                   (UNAUDITED)


                                                     DECEMBER 31,      JUNE 30,
                                                        2000            2000
                                                    ------------    ------------
Cash and cash equivalents                           $ 38,247,078    $ 58,728,130
Trade account receivable, net                          5,238,150         841,533
Inventories                                            4,479,812       1,690,058
Other current assets                                     482,420         243,184
                                                    ------------    ------------
      Total current assets                            48,447,460      61,502,905

Property and equipment, net                           10,757,909       6,482,039
Goodwill and intangibles, net                         46,349,597      31,727,811
Investment                                             8,234,885       1,000,000
                                                    ------------    ------------

      Total assets                                  $113,789,851    $100,712,755
                                                    ============    ============

Accounts payable                                    $  1,108,532    $  1,573,531
Other current liabilities                              1,897,790         800,505
                                                    ------------    ------------
      Total current liabilities                        3,006,322       2,374,036

Long-term debt                                           572,239              --
Deferred income taxes and other liabilities            3,316,304          40,221
Stockholders' equity                                 106,894,986      98,298,498
                                                    ------------    ------------

      Total liabilities and stockholders' equity    $113,789,851    $100,712,755
                                                    ============    ============


                          LIGHTPATH TECHNOLOGIES, INC.
                 CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOW
                                   (UNAUDITED)


                                                         SIX MONTHS ENDED
                                                   -----------------------------
                                                   DECEMBER 31,     DECEMBER 31,
                                                      2000             1999
                                                   ------------    ------------

Cash and cash equivalents at end of period         $ 38,247,078     $ 5,684,280
                                                   ------------     -----------

Net loss adjusted for noncash charges                (3,857,260)     (1,301,273)
Net cash used for working capital                    (5,714,684)         36,840
                                                   ------------     -----------
Net cash used for operations                       $ (9,571,944)    $(1,264,433)

Net cash used in investing activities               (11,254,898)     (2,036,540)

Net cash provided by financing activities          $    345,790     $ 8,571,865


                                     --END--

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